A.A.P.L. FORM 610-1982

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

October 1 , 2009 .
year

OPERATOR MAINLAND RESOURCES, INC.

CONTRACT AREA

COUNTY ~~OR PARISH~~ OF Jefferson STATE OF Mississippi

TABLE OF CONTENTS

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between Mainland Resources, Inc. ________________________________, hereinafter designated and referred to as "Operator", and the signatory party or parties other than Operator, sometimes hereinafter referred to individually herein as "Non-Operator", and collectively as "Non-Operators".

WITNESSETH:

WHEREAS, the parties to this agreement are owners of oil and gas leases and/or oil and gas interests in the land identified in Exhibit "A", and the parties hereto have reached an agreement to explore and develop these leases and/or oil and gas interests for the production of oil and gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.
DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term "oil and gas" shall mean oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

B. The terms "oil and gas lease", "lease" and "leasehold" shall mean the oil and gas leases covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

C. The term "oil and gas interests" shall mean unleased fee and mineral interests in tracts of land lying within the Contract Area which are owned by parties to this agreement.

D. The term "Contract Area" shall mean all of the lands, oil and gas leasehold interests and oil and gas interests intended to be developed and operated for oil and gas purposes under this agreement. Such lands, oil and gas leasehold interests and oil and gas interests are described in Exhibit "A".

E. The term "drilling unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a drilling unit is not fixed by any such rule or order, a drilling unit shall be the drilling unit as established by the pattern of drilling in the Contract Area or as fixed by express agreement of the Drilling Parties.

F. The term "drillsite" shall mean the oil and gas lease or interest on which a proposed well is to be located.

G. The terms "Drilling Party" and "Consenting Party" shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

H. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a proposed operation.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.

ARTICLE II.
EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

☑ A. Exhibit "A", shall include the following information:
- (1) Identification of lands subject to this agreement,
- (2) Restrictions, if any, as to depths, formations, or substances,
- (3) Percentages or fractional interests of parties to this agreement,
- (4) Oil and gas leases and/or oil and gas interests subject to this agreement,
- (5) Addresses of parties for notice purposes.

~~☐ B. Exhibit "B", Form of Lease.~~
☑ C. Exhibit "C", Accounting Procedure.
☑ D. Exhibit "D", Insurance.
☑ E. Exhibit "E", Gas Balancing Agreement.
☑ F. Exhibit "F", Non-Discrimination and Certification of Non-Segregated Facilities.
~~☐ G. Exhibit "G", Tax Partnership.~~

If any provision of any exhibit, except Exhibits "E" and "G", is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.
INTERESTS OF PARTIES

A. ~~Oil and Gas Interests:~~

~~If any party owns an oil and gas interest in the Contract Area, that interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of oil and gas lease attached hereto as Exhibit "B", and the owner thereof shall be deemed to own both the royalty interest reserved in such lease and the interest of the lessee thereunder.~~

B. **Interests of Parties in Costs and Production:**

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit "A". In the same manner, the parties shall also own all production of oil and gas from the Contract Area subject to the payment of royalties to the extent of ________ See Below* ________ which shall be borne as hereinafter set forth.
*all jointly borne royalties, overriding royalties and burdens payable from the production proceeds.

Regardless of which party has contributed the lease(s) and/or oil and gas interest(s) hereto on which royalty is due and payable, each party entitled to receive a share of production of oil and gas from the Contract Area shall bear and shall pay or deliver, or cause to be paid or delivered, to the extent of its interest in such production, the royalty amount stipulated hereinabove and shall hold the other parties free from any liability therefor. No party shall ever be responsible, however, on a price basis higher than the price received by such party, to any other party's lessor or royalty owner, and if any such other party's lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected lease shall bear the additional royalty burden attributable to such higher price.

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby.

C. **Excess Royalties, Overriding Royalties and Other Payments:**

Unless changed by other provisions, if the interest of any party in any lease covered hereby is subject to any royalty, overriding royalty, production payment or other burden on production in excess of the amount stipulated in Article III.B., such party so burdened shall assume and alone bear all such excess obligations and shall indemnify and hold the other parties hereto harmless from any and all claims and demands for payment asserted by owners of such excess burden.

D. **Subsequently Created Interests:**

If any party should hereafter create an overriding royalty, production payment or other burden payable out of production attributable to its working interest hereunder, or if such a burden existed prior to this agreement and is not set forth in Exhibit "A", or was not disclosed in writing to all other parties prior to the execution of this agreement by all parties, or is not a jointly acknowledged and accepted obligation of all parties (any such interest being hereinafter referred to as "subsequently created interest" irrespective of the timing of its creation and the party out of whose working interest the subsequently created interest is derived being hereinafter referred to as "burdened party"), and:

1. If the burdened party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said subsequently created interest and the burdened party shall indemnify and save said other party, or parties, harmless from any and all claims and demands for payment asserted by owners of the subsequently created interest; and,

2. If the burdened party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the subsequently created interest in the same manner as they are enforceable against the working interest of the burdened party.

ARTICLE IV.
TITLES

A. **Title Examination:**

~~Title examination shall be made on the drillsite of any proposed well prior to commencement of drilling operations or, if the Drilling Parties so request, title examination shall be made on the leases and/or oil and gas interests included, or planned to be included, in the drilling unit around such well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable leases. At the time a well is proposed, each party contributing leases and/or oil and gas interests to the drillsite, or to be included in such drilling unit, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of~~ or ~~made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator~~ shall ~~cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each party hereto. The cost incurred by Operator in this title program shall be borne as follows:~~

☐ ~~Option No. 1: Costs incurred by Operator in procuring abstracts and title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be a part of the administrative overhead as provided in Exhibit "C", and shall not be a direct charge, whether performed by Operator's staff attorneys or by outside attorneys.~~

ARTICLE IV
continued

☐ Option No. 2: Costs incurred by Operator in procuring abstracts and fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit "A". Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Operator ~~Each party~~ shall be responsible for securing curative matter and pooling amendments or agreements required in connection with leases ~~or oil and gas interests contributed by such party~~. Operator shall be responsible for the preparation and recording of pooling designations or declarations as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders. This shall not prevent any party from appearing on its own behalf at any such hearing. Cost incurred in securing governmental orders, including fees paid to outside attorneys or consultants will be charged to the parties in the same manner.

No well shall be drilled on the Contract Area until after (1) the title to the drillsite or drilling unit has been examined as above provided, and ~~(2) the title has been approved by the examining attorney~~ or title has been accepted by all of the parties who are to participate in the drilling of the well.

B. Loss of Title:

~~1. Failure of Title: Should any oil and gas interest or lease, or interest therein, be lost through failure of title, which loss results in a~~ reduction of interest from that shown on Exhibit "A", the party contributing the affected lease or interest shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this agreement, nevertheless, shall continue in force as to all remaining oil and gas leases and interests; and,

(a) The party whose oil and gas lease or interest is affected by the title failure shall bear alone the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have theretofore paid or incurred, but there shall be no additional liability on its part to the other parties hereto by reason of such title failure;

(b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the interest which has been lost, but the interests of the parties shall be revised on an acreage basis, as of the time it is determined finally that title failure has occurred, so that the interest of the party whose lease or interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the interest lost;

(c) If the proportionate interest of the other parties hereto in any producing well theretofore drilled on the Contract Area is increased by reason of the title failure, the party whose title has failed shall receive the proceeds attributable to the increase in such interest (less costs and burdens attributable thereto) until it has been reimbursed for unrecovered costs paid by it in connection with such well;

(d) Should any person not a party to this agreement, who is determined to be the owner of any interest in the title which has failed, pay in any manner any part of the cost of operation, development, or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;

(e) Any liability to account to a third party for prior production of oil and gas which arises by reason of title failure shall be borne by the party or parties whose title failed in the same proportions in which they shared in such prior production; and,

(f) No charge shall be made to the joint account for legal expenses, fees or salaries, in connection with the defense of the interest claimed by any party hereto, it being the intention of the parties hereto that each shall defend title to its interest and bear all expenses in connection therewith.

2. Loss by Non-Payment or Erroneous Payment of Amount Due: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, is not paid or is erroneously paid, and as a result a lease or interest therein terminates, there shall be no monetary liability against the party who failed to make such payment. Unless the party who failed to make the required payment secures a new lease covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B., the interests of the parties shall be revised on an acreage basis, effective as of the date of termination of the lease involved, and the party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the lease or interest which has terminated. In the event the party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of oil and gas attributable to the lost interest, calculated on an acreage basis, for the development and operating costs theretofore paid on account of such interest, it shall be reimbursed for unrecovered actual costs theretofore paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:

(a) Proceeds of oil and gas, less operating expenses, theretofore accrued to the credit of the lost interest, on an acreage basis, up to the amount of unrecovered costs;

(b) Proceeds, less operating expenses, thereafter accrued attributable to the lost interest on an acreage basis, of that portion of oil and gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of such lease termination, would be attributable to the lost interest on an acreage basis, up to the amount of unrecovered costs, the proceeds of said portion of the oil and gas to be contributed by the other parties in proportion to their respective interests; and,

(c) Any monies, up to the amount of unrecovered costs, that may be paid by any party who is, or becomes, the owner of the interest ~~lost, for the privilege of participating~~ in the Contract Area ~~or becoming a party to this agreement~~.

3. Other Losses: All losses incurred, ~~other than those set forth in Articles IV.B.1. and IV.B.2. above,~~ shall be joint losses and shall be borne by all parties in proportion to their interests. There shall be no readjustment of interests in the remaining portion of the Contract Area.

ARTICLE V.
OPERATOR

A. Designation and Responsibilities of Operator:

__________ MAINLAND RESOURCES, INC. __________ shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. It shall conduct all such operations in a good and workmanlike manner, but it shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct.

B. Resignation or Removal of Operator and Selection of Successor:

1. Resignation or Removal of Operator. Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed if it fails or refuses to carry out its duties hereunder, or becomes insolvent, bankrupt or is placed in receivership, by the affirmative vote of ~~two (2)~~ one (1) or more Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator. Such resignation or removal shall not become effective until 7:00 o'clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator's interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. Selection of Successor Operator. Upon the resignation or removal of Operator, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of ~~two (2)~~ one (1) or more parties owning a majority interest based on ownership as shown on Exhibit "A"; provided, however, if an Operator which has been removed fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of ~~two (2)~~ one (1) or more parties owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of the Operator that was removed.

C. Employees:

The number of employees used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees shall be the employees of Operator.

D. Drilling Contracts:

All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature.

ARTICLE VI.
DRILLING AND DEVELOPMENT

A. Initial Well:

On or before the __1st__ day of __August__, ~~year~~ __2010__, Operator shall commence the drilling of a well for oil and gas at the following location:

and shall thereafter continue the drilling of the well with due diligence to

unless granite or other practically impenetrable substance or condition in the hole, which renders further drilling impractical, is encountered at a lesser depth, or unless all parties agree to complete or abandon the well at a lesser depth.

Operator ~~shall~~ may make reasonable tests of all formations encountered during drilling which give indication of containing oil and gas in quantities sufficient to test, unless this agreement shall be limited in its application to a specific formation or formations, in which event Operator shall be required to test only the formation or formations to which this agreement may apply.

ARTICLE VI
continued

If, in Operator's judgment, the well will not produce oil or gas in paying quantities, and it wishes to plug and abandon the well as a dry hole, the provisions of Article VI.E.1. shall thereafter apply.

B. Subsequent Operations:

1. Proposed Operations: Should any party hereto desire to drill any well on the Contract Area other than the well provided for in Article VI.A., or to rework, deepen or plug back a dry hole drilled at the joint expense of all parties or a well jointly owned by all the parties and not then producing in paying quantities, the party desiring to drill, rework, deepen or plug back such a well shall give the other parties written notice of the proposed operation, specifying the work to be performed, the location, proposed depth, objective formation and the estimated cost of the operation. The parties receiving such a notice shall have thirty (30) days after receipt of the notice within which to notify the party wishing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to rework, plug back or drill deeper may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday, and legal holidays. Failure of a party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any notice or response given by telephone shall be promptly confirmed in writing.

If all parties elect to participate in such a proposed operation, Operator shall, within ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and complete it with due diligence at the risk and expense of all parties hereto; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. Notwithstanding the force majeure provisions of Article XI, if the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance with the provisions hereof as if no prior proposal had been made.

2. Operations by Less than All Parties: If any party receiving such notice as provided in Article VI.B.1. or VII.D.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, within ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (a) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (b) designate one (1) of the Consenting Parties as Operator to perform such work. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise the Consenting Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of such notice, shall advise the proposing party of its desire to (a) limit participation to such party's interest as shown on Exhibit "A" or (b) carry its proportionate part of Non-Consenting Parties' interests, and failure to advise the proposing party shall be deemed an election under (a). In the event a drilling rig is on location, the time permitted for such a response shall not exceed a total of forty-eight (48) hours (inclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is insufficient participation and shall promptly notify all parties of such decision.*

*Notwithstanding the foregoing, an election by a consenting party under this paragraph to acquire its proportionate share of such Non-Consenting Parties interest requires such Party to tender to the Operator its proportionate share of the estimated cost attributable to such Non Consenting Parties Interest.

The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense.v If any well drilled, reworked, deepened or plugged back under the provisions of this Article results in a producer of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk,

**provided, however the Non Consenting Parties that participated in the drilling, reworking, recompleting, deepening or sidetracking of the well shall remain liable for and shall pay their proportionate share of the cost of plugging and abandoning of the well and the restoration of the surface insofar as these costs were not increased by the subsequent operations of the Consenting Parties.

ARTICLE VI
continued

and the well shall then be turned over to Operator and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, reworking, recompleting, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and share of production therefrom until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting production taxes, excise taxes, royalty, overriding royalty and other interests not excepted by Article III.D. payable out of or measured by the production from such well accruing with respect to such interest until it reverts) shall equal the total of the following:

(a) ~~100%~~ 200% of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including, but not limited to, stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party's share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(b) __500__ % of that portion of the costs and expenses of drilling, reworking, recompleting, deepening, plugging back, testing and completing, after deducting any cash contributions received under Article VIII.C., and __500__ % of that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

An election not to participate in the drilling or the deepening of a well shall be deemed an election not to participate in any reworking or plugging back operation proposed in such a well, or portion thereof, to which the initial Non-Consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment account. Any such reworking or plugging back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties one hundred percent (100%) of that portion of the costs of the reworking or plugging back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a reworking or plugging back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.D.

In the case of any reworking, recompleting, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, recompleting, plugging back or deeper drilling, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within sixty (60) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, deepening, plugging back, testing, completing, recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of oil and gas produced during any month, Consenting Parties shall use industry accepted methods such as, but not limited to, metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

ARTICLE VI
continued

If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, reworking, deepening or plugging back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and the Accounting Procedure attached hereto.

Notwithstanding the provisions of this Article VI.B.2., it is agreed that without the mutual consent of all parties, no wells shall be completed in or produced from a source of supply from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such source of supply.

The provisions of this Article shall have no application whatsoever to the drilling of the initial well described in Article VI.A. except (a) as to Article VII.D.1. (Option No. 2), if selected, or (b) as to the reworking, deepening and plugging back of such initial well after if has been drilled to the depth specified in Article VI.A. if it shall thereafter prove to be a dry hole or, if initially completed for production, ceases to produce in paying quantities.

3. Stand-By Time: When a well which has been drilled or deepened has reached its authorized depth and all tests have been completed, and the results thereof furnished to the parties, stand-by costs incurred pending response to a party's notice proposing a reworking, deepening, plugging back or completing operation in such a well shall be charged and borne as part of the drilling or deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2., shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all Consenting Parties.

4. Sidetracking: Except as hereinafter provided, those provisions of this agreement applicable to a "deepening" operation shall also be applicable to any proposal to directionally control and intentionally deviate a well from vertical so as to change the bottom hole location (herein call "sidetracking"), unless done to straighten the hole or to drill around junk in the hole or because of other mechanical difficulties. Any party having the right to participate in a proposed sidetracking operation that does not own an interest in the affected well bore at the time of the notice shall, upon electing to participate, tender to the well bore owners its proportionate share (equal to its interest in the sidetracking operation) of the value of that portion of the existing well bore to be utilized as follows:

(a) If the proposal is for sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the sidetracking operation is initiated.

(b) If the proposal is for sidetracking a well which has previously produced, reimbursement shall be on the basis of the well's salvable materials and equipment down to the depth at which the sidetracking operation is initiated, determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning.

In the event that notice for a sidetracking operation is given while the drilling rig to be utilized is on location, the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays; provided, however, any party may request and receive up to eight (8) additional days after expiration of the forty-eight (48) hours within which to respond by paying for all stand-by time incurred during such extended response period. If more than one party elects to take such additional time to respond to the notice, stand by costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all the electing parties. In all other instances the response period to a proposal for sidetracking shall be limited to thirty (30) days.

C. TAKING PRODUCTION IN KIND:

Each party shall Have the right to take in kind or separately dispose of its proportionate share of all oil and gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating oil and gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be

ARTICLE VI
continued

required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such oil or sell it to others at any time and from time to time, for the account of the non-taking party at the best price obtainable in the area for such production. Any such purchase or sale by Operator shall be subject always to the right of the owner of the production to exercise at any time its right to take in kind, or separately dispose of, its share of all oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

In the event one or more parties fails to take in kind or market its proportionate share of gas production or one or more parties' separate disposition of its share of the gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportionate share of total gas sales to be allocated to it, the balancing or accounting between the respective accounts of the parties shall be in accordance with any gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit "E", or is a separate agreement.

D. Access to Contract Area and Information:

Each participating party shall have access to the Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator's books and records relating thereto. Operator, upon request, shall furnish each of the ~~other~~ participating parties with copies of all forms or reports filed with governmental agencies, daily drilling reports, well logs, tank tables, daily gauge and run tickets and reports of stock on hand at the first of each month, and shall make available samples of any cores or cuttings taken from any well drilled on the Contract Area. The cost of gathering and furnishing information to Non-Operator, other than that specified above, shall be charged to the Non-Operator that requests the information.

E. Abandonment of Wells:*

1. Abandonment of Dry Holes: Except for any well drilled or deepened pursuant to Article VI.B.2., any well which has been drilled or deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or deepening such well. Any party who objects to plugging and abandoning such well shall have the right to take over the well and conduct further operations in search of oil and/or gas subject to the provisions of Article VI.B.

2. Abandonment of Wells that have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. If, within thirty (30) days after receipt of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the interval(s) of the formation(s) then open to production shall tender to each of the other parties its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. Each abandoning party shall assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the well and related equipment, together with its interest in the leasehold estate as to, but only as to, the interval or intervals of the formation or formations then open to production. If the interest of the abandoning party is or includes an oil and gas interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the interval or intervals of the formation or formations then open to production, for a term of one (1) year and so long thereafter as oil and/or gas is produced from the interval or intervals of the formation or formations covered thereby, such lease to be on the form attached as Exhibit

*Failure to timely respond to any notice to plug and abandon a well or zone shall be deemed consent to the proposed plugging and abandoning.

ARTICLE VI
continued

"B". The assignments or leases so limited shall encompass the "drilling unit" upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portion of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the interval or intervals then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing interval(s) assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2 above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.

ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES

A. Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership or association, or to render the parties liable as partners.

B. Liens and Payment Defaults:

Each Non-Operator grants to Operator a lien upon its oil and gas rights in the Contract Area, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest thereon at the rate provided in Exhibit "C". To the extent that Operator has a security interest under the Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any Non-Operator in the payment of its share of expense, Operator shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such Non-Operator's share of oil and/or gas until the amount owed by such Non-Operator, plus interest, has been paid. Each purchaser shall be entitled to rely upon Operator's written statement concerning the amount of any default. Operator grants a like lien and security interest to the Non-Operators to secure payment of Operator's proportionate share of expense.

If any party fails or is unable to pay its share of expense within sixty (60) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. Each party so paying its share of the unpaid amount shall, to obtain reimbursement thereof, be subrogated to the security rights described in the foregoing paragraph.

C. Payments and Accounting:

Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit "C". Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

Operator, at its election, shall have the right from time to time to demand and receive from the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit "C" until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D. Limitation of Expenditures:

1. Drill or Deepen: Without the consent of all parties, no well shall be drilled or deepened, except any well drilled or deepened pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling or deepening shall include:

ARTICLE VII
continued

~~☐ Option No. 1: All necessary expenditures for the drilling or deepening, testing, completing and equipping of the well, including necessary tankage and/or surface facilities.~~

☑ Option No. 2: All necessary expenditures for the drilling or deepening and testing of the well. When such well has reached its authorized depth, and all tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators who have the right to participate in the completion costs. The parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect to participate in the setting of casing and the completion attempt. Such election, when made, shall include consent to all necessary expenditures for the completing and equipping of such well, including necessary tankage and/or surface facilities. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the completion attempt. If one or more, but less than all of the parties, elect to set pipe and to attempt a completion, the provisions of Article VI.B.2. hereof (the phrase "reworking, deepening or plugging back" as contained in Article VI.B.2. shall be deemed to include "completing") shall apply to the operations thereafter conducted by less than all parties.

2. Rework or Plug Back: Without the consent of all parties, no well shall be reworked or plugged back except a well reworked or plugged back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the reworking or plugging back of a well shall include all necessary expenditures in conducting such operations and completing and equipping of said well, including necessary tankage and/or surface facilities.

3. Other Operations: Without the consent of all parties, Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Twenty-Five Thousand Dollars ($ $25,000.00) except in connection with a well, the drilling, reworking, deepening, completing, recompleting, or plugging back of which has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an authority for expenditure (AFE) for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Twenty-Five Thousand Dollars ($ $25,000.00) but less than the amount first set forth above in this paragraph.

E. Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operator of the anticipated completion of a shut-in gas well, or the shutting in or return to production of a producing gas well, at least five (5) days (excluding Saturday, Sunday and legal holidays), or at the earliest opportunity permitted by circumstances, prior to taking such action, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operator, the loss of any lease contributed hereto by Non-Operator for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F. Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on leases and oil and gas interests contributed by such Non-Operator. If the assessed valuation of any leasehold estate is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such leasehold estate, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit "C".

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit "C".

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party's share of oil and/or gas produced under the terms of this agreement.

ARTICLE VII
continued

G. Insurance:

At all times while operations are conducted hereunder, Operator shall comply with the workmen's compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C". Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit "D", attached to and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workmen's compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile public liability insurance is specified in said Exhibit "D", or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator's automotive equipment.

ARTICLE VIII.
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Surrender of Leases:

The leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any lease or in any portion thereof, and the other parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. ~~If the interest of the assigning party is or includes an oil and gas interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such oil and gas interest for a term of one (1) year and so long thereafter as oil and/or gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit "B"~~. Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned ~~or leased~~ and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production ~~other than the royalties retained in any lease made under the terms of this Article~~. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter's interest in any wells and equipment attributable to the assigned or leased acreage. The value of all material shall be determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement.

B. Renewal or Extension of Leases:

If any party secures a renewal of any oil and gas lease subject to this agreement, all other parties shall be notified promptly, and shall have the right for a period of thirty (30) days following receipt of such notice in which to elect to participate in the ownership of the renewal lease, insofar as such lease affects lands within the Contract Area, by paying to the party who acquired it their several proper proportionate shares of the acquisition cost allocated to that part of such lease within the Contract Area, which shall be in proportion to the interests held at that time by the parties in the Contract Area.

If some, but less than all, of the parties elect to participate in the purchase of a renewal lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal lease. Any renewal lease in which less than all parties elect to participate shall not be subject to this agreement.

Each party who participates in the purchase of a renewal lease shall be given an assignment of its proportionate interest therein by the acquiring party.

The provisions of this Article shall apply to renewal leases whether they are for the entire interest covered by the expiring lease or cover only a portion of its area or an interest therein. Any renewal lease taken before the expiration of its predecessor lease, or taken or contracted for within six (6) months after the expiration of the existing lease shall be subject to this provision; but any lease taken or contracted for more than six (6) months after the expiration of an existing lease shall not be deemed a renewal lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of oil and gas leases.

C. Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions

ARTICLE VIII
continued

said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of a well drilled inside the Contract Area.

If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D. Maintenance of Uniform Interest:

For the purpose of maintaining uniformity of ownership in the oil and gas leasehold interests covered by this agreement, no party shall sell, encumber, transfer or make other disposition of its interest in the leases embraced within the Contract Area and in wells, equipment and production unless such disposition covers either:

1. the entire interest of the party in all leases and equipment and production; or

2. an equal undivided interest in all leases and equipment and production in the Contract Area.

Every such sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the oil and gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E. Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

~~**F. Preferential Right to Purchase:**~~

~~Should any party desire to sell all or any part of its interests under this agreement, or its rights and interests in the Contract~~ Area, it shall promptly give written notice to the other parties, with full information concerning its proposed sale, which shall include the name and address of the prospective purchaser (who must be ready, willing and able to purchase), the purchase price, and all other terms of the offer. The other parties shall then have an optional prior right, for a period of ten (10) days after receipt of the notice, to purchase on the same terms and conditions the interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties. However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to dispose of its interests by merger, reorganization, consolidation, or sale of all or substantially all of its assets to a subsidiary or parent com~~pany or to a subsidiary of a parent company, or to any company in which any one party owns a majority of the stock.~~

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION

This agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1954, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1954, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.
CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Fifty Thousand Dollars ($ 50,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.
FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.

The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

The term "force majeure", as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

ARTICLE XII.
NOTICES

All notices authorized or required between the parties and required by any of the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, or by telex or telecopier and addressed to the parties to whom the notice is given at the addresses listed on Exhibit "A". The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date the originating notice is received. The second or any responsive notice shall be deemed given when deposited in the mail or with the telegraph company, with postage or charges prepaid, or sent by telex or telecopier. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.

ARTICLE XIII.
TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the oil and gas leases and/or oil and gas interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any lease or oil and gas interest contributed by any other party beyond the term of this agreement.

☑ Option No. 1: So long as any of the oil and gas leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal, or otherwise.

~~☐ Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this~~ agreement, results in production of oil and/or gas in paying quantities, this agreement shall continue in force so long as any such well or wells produce, or are capable of production, and for an additional period of ____________ days from cessation of all production; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, reworking, deepening, plugging back, testing or attempting to complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is producing, or capable of producing oil and/or gas from the Contract Area, this agreement shall terminate unless drilling, deepening, plugging back or reworking operations are commenced within ____________ days from the date of abandonment of said well.

~~It is agreed, however, that the termination of this agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination.~~

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

This agreement shall be subject to the conservation laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

B. Governing Law:

This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of Texas shall govern.

C. Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith. Each Non-Operator further agrees to reimburse Operator for any amounts applicable to such Non-Operator's share of production that Operator may be required to refund, rebate or pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

Non-Operators authorize Operator to prepare and submit such documents as may be required to be submitted to the purchaser of any crude oil sold hereunder or to any other person or entity pursuant to the requirements of the "Crude Oil Windfall Profit Tax Act of 1980", as same may be amended from time to time ("Act"), and any valid regulations or rules which may be issued by the Treasury Department from time to time pursuant to said Act. Each party hereto agrees to furnish any and all certifications or other information which is required to be furnished by said Act in a timely manner and in sufficient detail to permit compliance with said Act.

ARTICLE XV.
OTHER PROVISIONS

SEE ATTACHED FOR ARTICLE XV PROVISIONS

ARTICLE XVI.
MISCELLANEOUS

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns.

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

IN WITNESS WHEREOF, this agreement shall be effective as of ____1ST____ day of ____October____, (year) __2009__.

________________________, who has prepared and circulated this form for execution, represents and warrants that the form was printed from and with the exception listed below, is identical to the AAPL Form 610-1982 Model Form Operating Agreement, as published in diskette form by Forms On-A-Disk, Inc. No changes, alterations, or modifications, other than those in Articles ____XV and the inserts that are included between the form Lines or at the end of certain paragraphs ____________, have been made to the form.

OPERATOR

MAINLAND RESOURCES, INC.

____________________ By____________________

Michael J. Newport / President/CEO

NON-OPERATORS

AMERICAN EXPLORATION CORP.

[illegible] 12/5 BY____________________

Steve Harding / President

GUGGENHEIM CORPORATE FUNDING, LLC

William Hagner, Managing Director BY____________________

2/4/2010

ARTICLE XV.

The following terms, conditions and provisions are hereby added to this Operating Agreement. In the event there is a conflict between the attached Operating Agreement, the following shall control.

A. CHANGE OF OPERATOR: The provisions of Article V.B. relating to action by the affirmative vote of two (2) or more Non-Operators owning a majority interest based on ownership shall be deemed to mean the vote of a single Non- Operator, if there is only one (1) Non-Operator.

Should a vote be required to establish the operator of any production or governmental unit within the AMI, the Non- operators agree to support Mainland Resources, Inc., as Operator for the purposes of establishing the unit operator.

B. OPERATORS LIEN-SECURITY INTEREST: Subject to the provisions of Article VII,B., of this Operating Agreement, each party grants to the other parties to this Agreement a lien upon all rights, titles and interests of each other, whether now existing or hereafter acquired, in and to (i) the oil., gas and minerals in, on, and under the Contract Area. and (ii) any oil, gas and mineral leases covering the Contract Area or any portion thereof. In addition, each party grants to the other parties to the Agreement a security interest in and to all of such party's rights, titles, interests, claims, general intangibles, proceeds, and products thereof, whether now existing or hereafter acquired, in and to (i) all oil, gas. and oilier minerals produced from the Contract Area when produced; (ii) all accounts receivable accruing or arising as a result of the sale of such oil, gas and other minerals: (iii) all cash or other proceeds from the sale of such oil, gas or other minerals once produced: and (iv) all oil and gas wells and other surface and subsurface equipment and facilities of any kind or character located on the Contract Area and the cash or other proceeds realized from the sale thereof (collectively, the "Personal Property Collateral. This Operating Agreement (including a carbon, photographic or other reproduction hereof) shall constitute a non standard financing statement under the terms of the Uniform Commercial Code of the state in which the Contract Area is located, and, as such, may be filed for record in the real estate records of the county or counties in which to Contract Area is located.

C. UNIT WELL PARTICIPATION: Should any party to elect not to participate in the first well drilled within any designated unit in the Contract Area the non-participating party shall forfeit its rights to participate in all subsequent wells in that unit and relinquish its leasehold ownership to the participating parties. The non-participating party shall proportionately assign its interest in the leases within the unit to the participating parties free of any Subsequently Created Interests and without any warranty of title except as to claims by, through and under assignor.

D. OBLIGATORY WELL PROVISIONS: A well or other operation commenced within ninety (90) days prior to the date any lease committed hereto (or portion thereof) would expire in the absence of such operation and a well or other operation which must be drilled or conducted to "earn" or maintain a lease committed hereto or to earn certain rights under any acreage contribution agreement shall constitute an "Obligatory Operation". Notwithstanding the other provisions hereof and particularly Article VI,B., if the proposed operation is an Obligatory Operation, a party not participating in such operation shall assign to the parties participating in such operation all of its interest in the leases which would be lost, or not earned, if such operation is not conducted. If less than all of a lease would be lost, then such assignment to be limited to the areas, interests, depths or other portions which would be thus lost. Such assignment shall be made upon the commencement of operations for such sell and shall be free and clear of all "subsequently created interest" as defined in Article III,D., but otherwise without warranty of title, either express or implied. The provisions of Article VI,B., shall, however continue to apply to the interest of the panics in the well drilled as an Obligatory Operation to the extent such panics' interest in the Contract Area are not derived from leases or portions of leases which would be lost if such Obligatory Operation were not conducted. The interests of the parties as set out in Exhibit "A" shall be adjusted to reflect any change in interests in the Contract Area resulting from the assignments required by this paragraph.

E. FILINGS: Operator will file or cause to be tiled all statements, certifications, operational notices, reports or applications (collectively referenced as "Filings") required to be filed by local. State, Federal or Indian agencies, or authorities having jurisdiction over operations. Operator may employ counsel and technical experts to the extent Operator in its sole discretion considers the same appropriate to prosecute Filings. Costs incurred by Operator will be charged to the joint account. Each non-operator shall provide to Operator or Operator's designee on a timely basis all information necessary to Operator to make such filings.

F. ADVANCE BILLING: In addition to the rights granted to Operator pursuant to Article VII,C., Operator shall have the right from time to time, at Operator's option, to request and receive in advance from Non-Operators full payment of their respective proportionate shares of the estimated cost to be incurred in connection with any operation proposed hereunder that is reasonably estimated to require an expenditure to the joint account of an amount in excess of One Hundred Thousand Dollars ($100,000.00) as reflected in the authority for expenditure provided by Operator to Non- Operators in connection with such operation. In the case of a proposal for the drilling of a well, any such advance invoice shall cover only the estimated cost to drill the well to its total depth (including the horizontal portion of any horizontal drilling operation), to conduct open-hole tests therein prior to a completion attempt, and to plug and abandon the same as a dry hole. As to other costs, such advance notice will cover those expenses which are anticipated to be incurred during the next succeeding month in accordance with Article VII,C, hereof. Upon the request of Operator, each Non-Operator who has elected to participate in a proposed operation as noted above shall pay to Operator its proportionate share of such estimated costs within ten (10) days of its receipt of an invoice for same or within five (5) days of its receipt of an invoice if a rig is on location with costs being incurred. Proper adjustment between such advances and the actual expenses incurred shall be made upon the completion of the relevant operations to the end that each party shall bear and pay its proportionate share of the actual expenses

incurred, and no more.

G. **DEFAULT ON PAYMENTS:** If any party to this agreement with an obligation to do so fails to pay its share of any costs due hereunder, including any advance invoices under Article VII.C. or any other provision of this agreement (-defaulted party"), within thirty (30) days of its receipt of such invoice then Operator may place such party in default by delivering to such party a Notice of Default, which shall specify the nature of default and the action which needs to be taken to cure the default. If a defaulted party objects to the defaulted charge or the operation resulting in such charge, the defaulted party may avoid the imposition of the remedies for default contained in this agreement by paying the invoiced amount into an interest earning escrow account at a mutually acceptable bank. The escrow account shall require the signatures of the defaulted party and the Operator in order to release such funds. Such funds shall be released to the party entitled thereto upon the resolution of the issue raised by the defaulted party. Failure to cure the default or deposit the funds into an escrow account as provided hereunder within five (5) days of the delivery of such Notice of Default may, in addition to all other remedies allowed by this Operating Agreement or by law, result in the exercise by Operator of one or more of the remedies provided in this Article. (If the Operator is the defaulting party, the remedies provided hereunder will be provided to the Non-Operators in the same manner as set out below for Operator.)

1. **Access and Information:** During the time defaulted party remains in default, Operator 'nay suspend any or all of the rights of the defaulted party granted by this agreement until the default is cured and such defaulted party shall have no further access to the Contract Area or information obtained in connection with operations hereunder and shall not be entitled to vote on any matter hereunder.

2. **Suit for Damages:** Operator may bring suit against the defaulted party to collect the amounts in default together with all consequential damages suffered by the non-defaulting parties as a result of the default, plus accrued interest on such amounts from the date of default until the date of collection at the rate specified in the Accounting Procedures attached hereto.

3. **Non-consent or Relinquishment:** Notwithstanding any previous election to participate, Operator will have the option to deem in writing to all parties hereto that the defaulted party has elected not to participate in the operation to which the unpaid invoice relates. Said written notice to all parties will also deem the defaulted party, in lieu of participation, to be subject to one of the following alternatives:

   If the defaulted invoice covers estimated or actual costs associated with offset or subsequent wells, Operator will have the option to either:

   a) deem the defaulted party subject to the non-consent provision of the governing joint operating agreement or:
   b) the defaulted party will be required to relinquish all of its right, title and interest in the well and all production therefrom, effective upon commencement of such defaulted operation with no compensation to the defaulted party. This provision shall apply only to costs relating to actual "Drilling" of any well and not to situations occurring after the drilling of any well.

   Any interest non-consented or relinquished under this provision shall be divided among non-defaulting parties who pay for the unpaid amount due hereunder. Otherwise, the defaulted party will remain fully responsible for all of its obligation hereunder.

H. **COSTS AND ATTORNEY'S FEES:** In the event any party is required to bring legal proceedings against another party hereto in order to collect any sums due hereunder or to enforce any other right under this agreement, then the prevailing party in such action shall also be entitled to recover all court costs, costs of collection, reasonable attorney's fees and other related costs which costs shall also be secured by the lien provided for herein.

I. **NOTICE:** At least forty-eight (48) hours prior to conducting any testing, coring, logging completing or abandoning operations, Operator shall notify the other parties participating in the costs thereof so that they may have a representative present to witness such tests or operations if they so desire.

J. **CONFLICT OF COVENANTS:** In the event this agreement or any provision hereof or the operation contemplated hereby is found to be inconsistent with or contrary to any laws, rules, regulations, ordinances or orders as set out in Article XIV.A., the latter shall be deemed to control: and this Agreement shall be regarded as modified accordingly and as so modified shall continue in full force and effect.

K. **NON-WAIVER PROVISION:** Nothing herein contained shall grant nor be construed to grant Operator the right nor authority to waive or release any rights, privileges, or obligations which Non-Operators hereunder may have under Federal or State Laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations on tracts offsetting or adjacent to the area covered by this Agreement. For example but without limitation, Operator shall not have the right to waive any rights which Non-Operators may have in reference to the location, operation, or production of well on tracts offsetting or adjacent to the area covered hereby.

L. **AREA OF MUTUAL INTEREST:** The panics hereto hereby create an Area of Mutual Interest (AMI) comprising the following acreage, Sections 1,2,3,4,5,6,7,8,9,10,11,12,13,14,15,16,19,20,21,22,23,24,37, T10N-R2W and Sections 3,4,4,6,7,43,T9N-R2W all in Jefferson Co. Mississippi. This AMI shall remain in force and effect for a period of six (6) years commencing October 1, 2009.

During the term of this AMI if any party hereto (Acquiring Party") acquires any oil and gas lease or any interest therein, any unleased mineral interest or any farmouts or other contracts with respect thereto which affects lands and minerals lying within the AMI ("Acquired Interest") tine Acquiring Party shall promptly advise each of the other panics hereto of such acquisition. In such event, each party shall have the right to acquire its proportionate interest in such Acquired Interest by paying its share of the actual acquisition costs for such

Acquired Interest. Upon obtaining the Acquired Interest, the Acquiring Party shall promptly submit to other parties' copies of all instruments of acquisition including, but not limited to, copies of leases, assignments, farmouts or other contracts affecting the Acquired Interest. The Acquiring Party shall enclose an itemized statement of the actual costs and expenses incurred by Acquiring Party in said acquisition. Each party shall have a period of fifteen (15) days after receipt of such notice to provide the Acquiring Party written notice of its election to acquire its proportionate interest in the Acquired Interest and accompanied by payment therefor. A failure to response to participate in the acquisition of an Acquired Interest within the time frame above shall be deemed an election not to participate in the acquisition. This AMI shall not apply to any interest acquired by act of merger or lands that are part of a larger acquisition whereby the interest located within the AM[is not a significant part of the entirety of the merged or acquired assets.

M. <u>SEQUENCE OF FURTHER OPERATIONS:</u> It is agreed that where a well which has been authorized under the terms of this agreement by all parties (or by less than all parties under Article VI,B,I,) has been drilled to the objective depth or the objective formation, whichever is lesser, and the panics participating in the well cannot mutually agree upon the sequence and timing of further operation regarding said well, the following elections shall control in the order enumerated hereafter. (1) An election to do additional logging, coring, or testing: (2) An election to attempt to complete the well at either the objective depth or objective formations: (3) An election to plug back and attempt to complete said well: (4) An election to deepen said well: and (5) An election to sidetrack the well.

> It is provided, however, that in the Operator's sole opinion, if at the time said participating parties are considering any of the above elections, the hole is in such a condition that a reasonably prudent operator would not conduct the operations contemplated by the particular election involved for rear of placing the hole in jeopardy or losing the same prior to completing the well in the objective depth or objective formation, such election shall not be given the priority hereinabove set Forth. Instead, the operation which is least likely to jeopardize the well in the opinion of the Operator will be conducted.

N. <u>MEMORANDUM OF AGREEMENT:</u> To perfect the lien and security interest provided herein, each Party agrees to execute a memorandum of this operating agreement which shall be recorded by the Operator in each count' in which lands comprising all or any part of the Contract Area hereunder are situated prior to the commencement of actual drilling operations hereunder. The Operator will prepare the memorandum of this agreement and circulate the same to the Non-Operators for their respective executions and will provide recordation information to the Non-Operators for their records. Said memorandum shall include a reference to the pertinent substantive provisions and/or exhibits to this agreement and/or exhibits to some of which may be attached thereto and recorded with the memorandum.

O. <u>POST PRODUCTION FACILITIES:</u> Notwithstanding the provisions of Article VI B. and subject to the expenditure limitations set for the in Article VII D, 3., Operator may in accordance with the notice requirements of Article IV b. propose the acquisition and subsequent installation of postproduction facilities/equipment to service production from the Contract Area. However, if approval of this operation and subsequent expenditure is not obtained from all parties, and the parties owning at least 51% in interest in the Contract Area have approved of such operation and expenditure, and the expenditure is less than $100,000, the parties who have failed to respond to such proposal or who have responded in the negative shall nevertheless be bound thereby and obligated to pay their proportionate pan of such proposed operation as if they had consented to such operation pursuant to the terms hereof.

P. <u>PUBLIC NOTICES AND CONFIDENTIALITY:</u> No party shall distribute any information, photographs, public announcements, press releases, or other acts of public disclose concerning the operations, pending or possible operations and activities or results of operations within the Contract Area to the press or other media without the prior approval of all parties hereto. In the event of an emergency or as required by State or Federal Law, the Operator is authorized to furnish such information as required and shall notify the parties of such disclosure as promptly as possible.

Each party hereto agrees that all information obtained in the course of, or as a result of the operations on the Contract Area is proprietary in nature and shall not be sold, traded or otherwise made available to any third panics, except information which all the panics hereto have expressly agreed in writing to release, or which any party is required to release under the terms of its oil and gas leases. Notwithstanding the foregoing, any party hereto may make available to its geologists, engineers, or financial consultants, or attorneys provided such consultant(s) and attorneys agree to execute a confidentiality agreement satisfactory in form to the other panics hereto.

Q. OTHER AGREEMENTS: This Operating Agreement is subject to that certain Letter Agreement dated October 1, 2009 between Mainland Resources, Inc., and American Exploration Corp. In the event of a conflict between this Operating Agreement and the Letter Agreement, the Letter Agreement will be the governing document unless specifically amended in writing and subsequently incorporated herein.

EXHIBIT "A"

Attached to and made of part of Joint Operating Agreement dated October 1, 2009, between Mainland Resources, Inc. as Operator and American Exploration Corp. et al, as Non-Operators.

LANDS SUBJECT TO THIS AGREEMENT:

Sections 1,2,3,4,5,6,7,8,9,10,11,12,13,14,15,16,19,20,21,22,23,24,37 T 10N-R2W and Sections 3,4,5,6,7,43 T9N-R2W all in Jefferson County, Mississippi.

PERCENTAGE INTEREST OF THE PARTIES:

Parties	Working Interest in Initial Well to completion if American pays for 20.00%	Working Interest in Initial Well to completion if American does not pay for 20.0%
Mainland Resources, Inc.	72.00%	90.00%
Guggenheim Corporate Funding LLC	8.00%	10.00%
American Exploration Corp.	20.00% *	0.00%*
	100.00%	100.00%

	Working Interest in Initial Well after completion and Remainder of Lands if American Pays for 20.00%	Working Interest in Initial Well after completion and Remainder of Lands if American does not pay for20.0%
Mainland Resources, Inc.	45.900%	72.00%
Guggenheim Corporate Funding LLC	5.100%	8.00%
American Exploration Corp.	49.000%*	20.00%*
	100.000%	100.00%

*Note American Exploration Corp. will bear their proportionate share of that certain Overriding Royalty Interest retained by Guggenheim Corporate Funding LLC as further described in the Mainland Resources, Inc. and Guggenheim Agreement.

ADDRESSES OF THE PARTIES

Operator:

Mainland Resources, Inc.
20333 State Highway 249, Suite 200
Houston, TX 77070

American Exploration Corp
407 2nd Street SW, Suite 700
Calgary, Alberta T2P 2Y3 Canada

Guggenheim Corporate Funding, LLC
Address to be determined

EXHIBIT "C"

Attached to and made a part of Joint Operating Agreement dated October 1, 2009, between Mainland Resources, Inc., and American Exploration Corp. et al. as Non-Operator

ACCOUNTING PROCEDURE
JOINT OPERATIONS

I. GENERAL PROVISIONS

1. Definitions

"Joint Property" shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached.

"Joint Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.

"Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

"Operator" shall mean the party designated to conduct the Joint Operations.

"Non-Operators" shall mean the Parties to this agreement other than the Operator.

"Parties" shall mean Operator and Non-Operators.

"First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

"Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

"Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees.

"Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

"Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

2. Statement and Billings

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3. Advances and Payments by Non-Operators

A. Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month's operation within fifteen (15) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

B. Each Non-Operator shall pay its proportion of all bills within fifteen (15) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at the prime rate in effect at J.P. Morgan Chase Bank, N.A. Houston, TX on the first day of the month in which delinquency occurs plus 1% or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.

4. Adjustments

Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof, provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

5. **Audits**

A. A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

B. The Operator shall reply in writing to an audit report within 180 days after receipt of such report.

6. **Approval By Non-Operators**

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator's proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1. **Ecological and Environmental**

Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2. **Rentals and Royalties**

Lease rentals and royalties paid by Operator for the Joint Operations.

3. **Labor**

A. (1) Salaries and wages of Operator's field employees directly employed on the Joint Property in the conduct of Joint Operations.

(2) Salaries of First level Supervisors in the field.

(3) Salaries and wages of Technical Employees directly employed on the Joint Property if such charges are excluded from the overhead rates.

(4) Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation or the Joint Property if such charges are excluded from the overhead rates.

B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II. Such costs under this Paragraph 3B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience.

C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

D. Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

4. **Employee Benefits**

Operator's current costs or established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II shall be Operator's actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

5. **Material**

Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6. **Transportation**

Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

A. If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

B. If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

C. In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7. **Services**

The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 10 of Section II and Paragraph i, ii, and iii, of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8. **Equipment and Facilities Furnished By Operator**

A. Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed eight __________ percent (8 %) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

B. In lieu of charges in Paragraph 8A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less 20%. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9. **Damages and Losses to Joint Property**

All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

10. **Legal Expense**

Expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator's legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I, Paragraph 3.

11. **Taxes**

All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party's working interest.

12. **Insurance**

Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker's Compensation and/or Employers Liability under the respective state's laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator's cost not to exceed manual rates.

13. **Abandonment and Reclamation**

Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14. **Communications**

Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8 of this Section II.

15. **Other Expenditures**

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

III. OVERHEAD

1. **Overhead - Drilling and Producing Operations**

i. As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:

(x) Fixed Rate Basis, Paragraph 1A, or
( ) Percentage Basis, Paragraph 1B

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in the above selected Paragraph of this Section III unless such cost and expense are agreed to by the Parties as a direct charge to the Joint Account.

ii. The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

( ) shall be covered by the overhead rates, or
(x) shall not be covered by the overhead rates.

iii. The salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property:

( ) shall be covered by the overhead rates, or
(x) shall not be covered by the overhead rates.

A. Overhead - Fixed Rate Basis

(1) Operator shall charge the Joint Account at the following rates per well per month:

Drilling Well Rate $ __$10,000.00__
(Prorated for less than a full month)

Producing Well Rate $ __950.00__

(2) Application of Overhead - Fixed Rate Basis shall be as follows:

(a) Drilling Well Rate

(1) Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or other units used in completion of the well is released, whichever

is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.

(2) Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(b) Producing Well Rates

(1) An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

(2) Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

(3) An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

(4) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

(5) All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

(3) The well rates shall be adjusted as of the first day of April each year following the effective date of the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

~~B. Overhead - Percentage Basis~~

~~(1) Operator shall charge the Joint Account at the following rates:~~

~~(a) Development~~

~~______ Percent (____%) of the cost of development of the Joint Property exclusive of costs provided under Paragraph 10 of Section II and all salvage credits.~~

~~(b) Operating~~

~~______ Percent (____%) of the cost of operating the Joint Property exclusive of costs provided under Paragraphs 2 and 10 of Section II, all salvage credits, the value of injected substances purchased for secondary recovery and all taxes and assessments which are levied, assessed and paid upon the mineral interest in and to the Joint Property.~~

~~(2) Application of Overhead - Percentage Basis shall be as follows:~~

~~For the purpose of determining charges on a percentage basis under Paragraph 1B of this Section III, development shall include all costs in connection with drilling, redrilling, deepening, or any remedial operations on any or all wells involving the use of drilling rig and crew capable of drilling to the producing interval on the Joint Property; also, preliminary expenditures necessary in preparation for drilling and expenditures incurred in abandoning when the well is not completed as a producer, and original cost of construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, except Major Construction as defined in Paragraph 2 of this Section III. All other costs shall be considered as operating.~~

2. Overhead - Major Construction

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint

Account for overhead based on the following rates for any Major Construction project in excess of $ 100,000.00 :

A. 4.00 % of first $100,000 or total cost if less, plus

B. 3.00 % of costs in excess of $100,000 but less than $1,000,000, plus

C. 2.00 % of costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

3. **Catastrophe Overhead**

To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:

A. 3.00 % of total costs through $100,000; plus

B. 2.00 % of total costs in excess of $100,000 but less than $1,000,000; plus

C. 1.00 % of total costs in excess of $1,000,000.

Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply.

4. **Amendment of Rates**

The overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive.

IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator's option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1. **Purchases**

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2. **Transfers and Dispositions**

Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:

A. New Material (Condition A)

(1) Tubular Goods Other than Line Pipe

(a) Tubular goods, sized 2 3/8 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio and casing from Youngstown, Ohio.

(b) For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern mills, the 30,000

pound Oil Field Haulers Association interstate truck rate shall be used.

(c) Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.

(d) Macaroni tubing (size less than 2 3/8 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

(2) Line Pipe

(a) Line pipe movements (except size 24 inch OD and larger with walls ¾ inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(b) Line Pipe movements (except size 24 inch OD) and larger with walls ¾ inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

(c) Line pipe 24 inch OD and over and ¾ inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.

(d) Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

(3) Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

(4) Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tubulars will be priced as provided above in Paragraph 2.A.(1) and (2).

B. Good Used Material (Condition B)

Material in sound and serviceable condition and suitable for reuse without reconditioning:

(1) Material moved to the Joint Property

At seventy-five percent (75%) of current new price, as determined by Paragraph A.

(2) Material used on and moved from the Joint Property

(a) At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material or

(b) At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material

(3) Material not used on and moved from the Joint Property

At seventy-five percent (75%) of current new price as determined by Paragraph A.

The cost of reconditioning, if any, shall be absorbed by the transferring property.

C. Other Used Material

(1) Condition C

Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

(2) Condition D

Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

(a) Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

(b) Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

(3) Condition E

Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

D. Obsolete Material

Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

E. Pricing Conditions

(1) Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25¢) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in Section III, Paragraph 1.A.(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. Such rate shall be published each year by the Council of Petroleum Accountants Societies.

(2) Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3. Premium Prices

Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4. Warranty of Material Furnished By Operator

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material.

1. Periodic Inventories, Notice and Representation

At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2. Reconciliation and Adjustment of Inventories

Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for

overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3. **Special Inventories**

Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.

4. **Expense of Conducting Inventories**

A. The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

B. The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account.

EXHIBIT "D"

Attached to and made a part of that certain Operating Agreement dated, between **Mainland Resources, Inc.**, as Operator, and American Exploration Corp. et al as Non-Operator.

INSURANCE

As to all operations hereunder, Operator shall carry for the benefit and protection of the parties hereto Worker's Compensation and Employer's Liability Insurance as required by the laws of the jurisdictions in which the operations are conducted which shall include all claims under the United States Longshoremen's and Harbor Worker's Act, the Jones Act, and Outer Continental Shelf Lands Act (with limits of not less than $100,000 per person, $500,000 per occurrence) covering all employees engaged in the performance of work hereunder. The cost of the foregoing insurance coverage shall be charged to the joint account as provided in Exhibit "C" to said Operating Agreement.

The liability, if any, of the parties hereto in damages for claims growing out of illness or personal injury to or death of third parties or damage to or destruction or loss of property of third parties resulting from operations conducted hereunder shall be borne by the parties hereto in the proportions in which they bore the costs of such operations. Operator shall not be liable to Non-operator for damage to or for loss or destruction of jointly owned property from operations hereunder unless such damage, loss, or destruction arises solely out of willful misconduct or gross negligence of Operator.

The Operator and any other party authorized in writing by it may self insure with respect to its share of liabilities incurred pursuant to operations conducted hereunder. Each other party shall carry its proportionate share of the following insurance in the indicated amounts:

(i) Comprehensive General Liability Insurance, including contractual liability, with a combined single limit per occurrence of not less than $1,000,000 for bodily injury and property damage.

(ii) Comprehensive Automobile Insurance, including hired and non-owned vehicles, with a combined single limit per occurrence of not less than $1,000,000 for bodily injury and property damage.

(iii) Liability Umbrella (excess of underlying insurance coverage mentioned above) with a combined limit per occurrence coverage of not less than $10,000,000.

(iv) Well Control Insurance, including underground blowout, seepage, and pollution, with a combined single limit per occurrence coverage of not less than $10,000,000.

Each party so required to be insured shall provide copies of certificates evidencing the above insurance coverage upon request of any other party. Each party may individually acquire for its own sole benefit such other insurance coverage as it deems necessary; provided, however, that all such insurance coverage and all of the insurance coverage described in the previous paragraphs of this exhibit shall contain a waiver of subrogation in favor of all other parties hereto. Operator shall require each independent contractor and subcontractor to carry and maintain insurance at its own expense in amounts deemed necessary to cover the risks inherent to the work or services to be performed by the contractor or subcontractor.

EXHIBIT "E"

Attached to and made a part of that certain Operating Agreement dated, between MAINLAND RESOURCES, INC.., as Operator and American Exploration Corp. et al , as Non-Operator.

GAS BALANCING AGREEMENT

THIS AGREEMENT is made by and between Operator and Non-Operator as identified in the Operating Agreement dated covering the land and lease(s) described therein as the same may be amended from time to time (the "Operating Agreement").

Each such party, including Operator, being referred herein as a "Party," and all such parties being collectively herein as the "Parties." The Parties recognize that imbalances may occur from time to time between them in their separate disposition of Gas. The Parties hereby agree to handle such Gas imbalances as follows:

ARTICLE I - Definitions

1.01 As used in this Agreement, the terms set forth below shall have the following meanings:

(a) "Balance" is the condition existing when a Party has disposed of a cumulative volume of Gas from a Well which is equal to such Party's Percentage Ownership of the total cumulative volume of Gas disposed of by all Parties from such Well.

(b) "Gas" shall mean the total volume of Gas in BTU's available to the Parties to this Agreement at the Measurement Point from a Well remaining after removal of all liquids by primary field separation and the extraction of any liquid hydrocarbons upstream of the Measurement Point, less gas vented. flared, lost, or used in joint operations.

(c) "Make-up Gas" refers to that incremental volume of Gas, which an Underproduced Party is entitled to under this Agreement in order to achieve a Balance.

(d) "Measurement Point" shall mean, unless otherwise agreed to in writing between the Parties, the point at the gas discharge side of the primary field separation facility where a meter for measurement of Gas to be disposed of is installed, unless such separation facilities are not installed, in which event the point shall be the meter at the wellhead of each Well.

(e) "Operator" shall mean the operator designated in the Operating Agreement.

(f) "Overproduced" is the condition existing when a Party has disposed of a greater cumulative volume of Gas from a Well at anytime than its Percentage Ownership of the total cumulative volume of Gas disposed of by all Parties from such Well. Reference to "overproduction" is to such greater volume.

(g) The "Percentage ownership" of each Party is equal to that Party's working interest in a Well as determined under the terms of the Operating Agreement.

(h) "Underproduced" is the condition occurring when a Party has disposed of a lesser cumulative volume of Gas from a Well at any time than its Percentage Ownership of the total cumulative volume of Gas disposed of by all Parties from such Well. Reference to "underproduction" is to such lesser volume.

(i) "Well" means a well drilled on the lands and leases covered by the Operating Agreement and capable of producing Gas. For the purposes hereof, a Well separately produced and measured from more than one zone will be considered a separate Well for each zone.

(j) To "dispose of" Gas or Gas "disposed of" shall mean all methods of disposition of Gas, including taking in kind, delivering in kind to a Lessor, sales to a Party or third party or affiliate, or Gas used by a Party for purposes other than joint operations.

1.02 Terms not defined in this Agreement shall have the meaning commonly ascribed to them in the natural gas sales industry.

ARTICLE II - Scope and Term

2.01 This Agreement establishes a separate gas balancing agreement for each Well.

2.02 This Agreement shall be effective as of the date of first Gas sales by a Party from any Well, or, if sooner, the date of the Operating Agreement. This Agreement shall terminate separately as to each Well when production from such Well permanently ceases and the Gas accounts for such Well are brought into Balance pursuant to this Agreement.

ARTICLE III – Right to Produce and Ownership of Gas

3.01 During any month when a Party does not dispose of its Percentage ownership of Gas, the Parties that dispose of their Percentage Ownership shall be entitled to dispose of all or any portion of such Underproduced Gas. To the extent the Parties desire to dispose of more Underproduced Gas than is available, they shall share in such Gas in the proportion that each such Party's Percentage Ownership bears to the combined Percentage Ownership of all Parties desiring to dispose of such Gas. However, unless otherwise approved by all Pàrties, no Party shall be entitled to dispose of more than three hundred percent (300%) of its Percentage Ownership of Gas that month.

3.02 Each Party shall own and be entitled to the Gas disposed of by such Party pursuant to this Agreement, and the proceeds thereof, including constituents contained therein that are recovered downstream from the Measurement Point. If a Party is Underproduced with respect to a Well, its underproduction shall be deemed to remain in the reservoir subject to the right of disposal of such Underproduced Gas at a later time.

3.03 Nothing in this Agreement shall require or permit any production from a Well in excess of the maximum efficient rate at which such Well can be produced for, a sustained period of time without resulting in underground waste in the form of reduced ultimate recovery of hydrocarbons.

ARTICLE IV – Make-Up Gas

4.01 Each Underproduced Party in a Well shall have the right to dispose of Make-Up Gas, and each overproduced Party shall have the obligation to furnish Make-Up Gas, as follows:

(a) An Underproduced Party shall provide at least twenty (20) days written notice to the operator of its intent to dispose of Make-Up Gas and specify the period of such make up which, in no event, shall be less than one calendar month. Make-Up Gas shall not be made available to an Underproduced Party until the first day of the month following notice to the operator.

(b) An overproduced Party shall not be required to furnish Make-Up gas unless an Under-produced Party is first disposing of its Percentage Ownership of Gas.

(c) An Overproduced Party shall not be required to provide as Make-Up Gas more than fifteen percent (15%) of its Percentage Ownership of Gas during the month of January, February, March, November, and December. For all other months an Overproduced Party shall not be required to provide as Make-Up Gas more than fifty percent (50%) of its Percentage Ownership of the Gas.

(d) If there is more than one Overproduced Party, the Make-Up Gas will be furnished by the Overproduced Parties in the proportion that each Overproduced Party's Percentage Ownership in a Well bears to the total Percentage Ownership of all overproduced Parties in the Well.

Likewise, if there is more than one Underproduced Party able to dispose of Make-up Gas in a month, each Underproduced Party will share in the Make-up Gas in the proportion which its Percentage ownership in a Well bears to the total Percentage Ownership of all Underproduced Parties in that Well disposing of Make-up Gas that month.

4.02 Nothing herein shall be construed to deny any Party the right from time to time to dispose of its Percentage Ownership of Gas in a Well for the purpose of conducting deliverability tests pursuant to its gas purchase contracts.

ARTICLE V - Balancing of Gas Accounts

5.01 The operator shall have the duty of administering the provisions of this Agreement. The operator shall use its good faith efforts to cause Gas to be delivered as may be required to give effect to the intent that there be a Balance between the Parties in accordance with the provisions hereof. The Operator shall only be liable for its failure to make deliveries of Gas in accordance with the terms of this Agreement if such failure is due to its gross negligence or willful misconduct.

5.02 The Operator shall promptly forward notice to all affected Parties, and each month the operator will furnish each Party a report showing for the prior month the total volume of Gas in Btu's produced from each Well, including the volumes vented, flared, lost, or used in joint operations; the volume of Gas disposed by each Party; each Party's overproduction or underproduction for the month; and the cumulative overproduction or underproduction of each Party in each Well. In the event that production from each well is not separately measured, then the Operator will allocate production to each Well on the basis of periodic tests or such other methods as are commonly used and accepted in the industry. Make-up Gas disposed of by an Underproduced Party shall offset underproduction in the order in which such underproduction accrued, i.e., First in, First out.

5.03 During the term of this Agreement and for a period of two (2) years thereafter, each Party shall retain all data, information and records pertaining to the Gas disposed of by such Party in a Well. Each Party shall have the right to audit the records retained hereunder. Any audit shall be conducted at the expense of the Party or Parties desiring such audit after reasonable notice and during normal business hours in the office of the Party whose records are being audited. No more than one audit of a Party shall be conducted in any twelve (12) month period.

ARTICLE VI - Cash Settlement of Imbalance

6.01 When production from a Well permanently ceases, there shall be a cash settlement between the Parties hereto for any Gas not in Balance. Within sixty (60) days after notice from the Operator that a well has permanently ceased to produce, each Overproduced Party shall pay to the Operator the proceeds received for the overproduction which remains accrued to such Party, less taxes actually paid thereon by such Overproduced Party. The operator shall distribute the total of such amounts so

collected among the Underproduced Parties in the proportion of each such Parties' underproduction. Any past due payments by Overproduced Parties shall bear interest at the prime rate of interest in effect from time to time of Chemical Bank, N.Y., N.Y., plus two percent (2%), from date due until date paid.

6.02 The price of Gas for cash settlement by an Overproduced Party shall be the price actually or constructively received for the overproduction. If a portion of an Overproduced Party's Gas production is disposed of for its own use, the price for such Gas will be the price received for any Gas disposed of by such Party in arm's length transactions. During periods when an Overproduced Party disposed of Gas for its own use and had no gas sales, overproduction will be valued at the weighted average price received simultaneously by all Parties for Gas disposed of in arm's length transactions. If no Party sold Gas when the overproduction occurred then the price shall be the last price received by a Party making sales. A price determined for Gas production not sold by the Overproduced Party shall be deemed to have been constructively received by such Party.

6.03 If any portion of the price which is to be paid to an Underproduced Party is subject to refund by an governmental authority, then the Overproduced Party may withhold the amount subject to refund until that portion of the price is finally approved. If any governmental agency requires an Overproduced Party to refund any portion of a price used to make payment hereunder, then the Underproduced Parties shall reimburse the Overproduced Parties for such refund, including any interest. This Paragraph 6.03 shall survive the termination of this Agreement.

ARTICLE VII - Costs and Ownership of Liquids

All operating costs, expenses and liabilities shall be borne and paid by the Parties in accordance with the provisions of the operating Agreement, regardless of which Parties are disposing of Gas from a Well at any given time. Liquid hydrocarbons of a well separated from the Gas upstream of the Measurement Point shall be owned by all Parties in accordance with their Percentage Ownership in the Well.

APTICLE VIII - Indemnity

Each Party hereby indemnities and agrees to hold the other Parties harmless from all claims, costs and liabilities arising out of the operation of this Agreement and the performance of obligations hereunder by the indemnifying Party.

ARTICLE IX - Payment of Lease Burdens

Each Party shall be responsible for and shall pay or cause to be paid all royalties, production payments and other encumbrances due on the cumulative volume of Gas disposed of by that Party in each month from a Well and shall hold the other Parties free from any liability therefor. The Parties disposing of Gas from a Well shall pay or cause to be paid all production, severance, ad valorem or any other taxes, fees or levies on such production.

ARTICLE X - Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that this Agreement may not be assigned without the prior written consent of all other Parties.

ARTICLE XI - Notices

Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed given only when received by the Party to whom the same is directed at the addresses and in the manner then provided under the Operating Agreement.

Addendum to Exhibit "E"

Pipeline capacity/infrastructure secured by any of the partners will be shared on a prorated basis, equal to the revenue interest ownership within the partnership.

Current understanding suggests that the Buena Vista leases have access to gas pipeline capacity to a gathering facility of about 7mmcf/day, before compression, and about 20mmcf/day following the addition of compression. Sales gas production utilizing this pipeline infrastructure will be shared proportionate to NRI of the parties participating in producing wells.

EXHIBIT "F"

Attached to and made a part of that certain Operating Agreement dated, between **MAINLAND RESOURCES, INC.**, as Operator, and American Exploration Corp., **et al** as Non-Operator.

EQUAL EMPLOYMENT OPPORTUNITY

During the performance of this agreement, the Operator shall be bound by and comply with all terms and provisions of Section 202 of Executive Order 11246 of September 24, 1965, all of which are incorporated herein by references to the same extent as if fully set out herein, and shall be bound by and comply with the rules, regulations and relevant orders adopted pursuant to such Executive Order.

Operator assures Non-Operator that it does not and will not maintain or provide for its employees any segregated facilities at any of its establishments, and that he does not and will not permit its employees to perform their services at any location, under its control, where segregated facilities are maintained. For this purpose, it is understood that the phrase "segregated facilities" includes facilities which are in fact segregated on the basis of race, color, religion, or national origin, because of habit, local custom or otherwise. It is further understood and agreed that maintaining or providing segregated facilities for its employees or permitting its employees to perform their services at any location under its control where segregated facilities are maintained is a violation of the equal opportunity clause required by Executive Order 11246 of September 24, 1965. Operator further understands and agrees that a breach of the assurance herein contained subjects it to the provisions of the Order at 41 CFR Chapter 60 of the Secretary of Labor, dated May 21, 1968, and the provisions of the equal opportunity clause enumerated in contracts between the United States of America and Non-Operator.